Exhibit 99.1

         Lawson Software to Report Third Quarter Fiscal 2007
                  Financial Results on April 9, 2007

         Preliminary revenue estimates in line with or better
                        than previous guidance

    ST. PAUL, Minn.--(BUSINESS WIRE)--April 2, 2007--Lawson Software, Inc. (Nasdaq:LWSN) today announced that the company would require more time to complete its financial results for the third quarter of fiscal 2007, which ended Feb. 28, 2007. Lawson now expects to report these results on Monday, April 9, 2007, concurrent with the company's anticipated filing date for its Form 10-Q. Lawson was originally scheduled to report results on April 4, 2007. The delay is solely due to the finalization and review of certain required purchase accounting adjustments related to the company's acquisition of Intentia International AB, which the company acquired in April 2006.

    Lawson also announced that preliminary unaudited company estimates for third quarter revenues are expected to be in the range of $190 million and $192 million. Excluded from these results is $1.8 million of deferred maintenance and service revenue impact in the quarter from purchase accounting adjustments made to the opening deferred maintenance and services revenue balances acquired. The company estimates software license revenues in the range of $25 million to $27 million.

    The company estimates GAAP earnings per share will be lower than the forecast provided on the company's conference call on Jan. 9, 2007, primarily a result of the restructuring charge of $11 million to $13.5 million announced on March 6, 2007. On a non-GAAP basis, earnings per share are expected to exceed the forecasts provided on the company's conference call on Jan. 9, 2007.

    The final results for the third quarter of fiscal 2007 may differ from the preliminary results discussed above.

    Conference Call and Webcast

    The company provided a new date and time for its third quarter conference call. A conference call and webcast to discuss its third quarter results and future outlook will be held at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) April 9, 2007. Interested parties should dial 1-888-677-1802 (passcode Lawson 49) and international callers 1-210-234-8402. A live webcast will be available on www.lawson.com. Interested parties should access the conference call or webcast approximately 10-15 minutes before the scheduled start time.

    A replay will be available approximately one hour after the conference call concludes and will remain available for one week. The replay number is 1-866-446-5478 and international 1-203-369-1152. The webcast will remain on www.lawson.com for approximately one week.

    About Lawson Software

    Lawson Software provides software and service solutions to approximately 4,000 customers in manufacturing, distribution, maintenance and service sector industries across 40 countries. Lawson's solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in Lawson's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries; increased competition and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

    Use of Non-GAAP Financial Information

    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Lawson Software reports non-GAAP financial results. These non-GAAP results exclude amortization of all acquisition-related intangibles, amortization of purchased maintenance contracts, Intentia integration costs, restructuring charges, certain stock-based compensation expenses and other expenses. In addition, Lawson's non-GAAP financial results include pro forma revenue for maintenance contracts acquired in the Intentia acquisition for which the deferred revenue on Intentia's balance sheet has been eliminated from GAAP results as part of the purchase accounting for the acquisition. Lawson's management believes the non-GAAP measures used in this press release are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies that have recently made significant acquisitions. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method Lawson uses to produce non-GAAP results is not computed according to GAAP, may differ from the methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release. Additional information can be found on the investor relations page of Lawson's website at www.lawson.com/investor.

    CONTACT: Lawson Software, Inc.
             Media:
             Terry Blake, 651-767-4766
             terry.blake@us.lawson.com
             or
             Investors and Analysts:
             Barbara Doyle, 651-767-4385
             barbara.doyle@us.lawson.com